Exhibit 99(c)

TCEH Consolidated

Adjusted EBITDA Reconciliation

(millions of dollars)

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008	Twelve Months Ended September 30, 2009	Twelve Months Ended September 30, 2008
Net income (loss)	$493	$(811)	$(7,559)	$(1,956)
Income tax expense (benefit)	330	(425)	343	(1,010)
Interest expense and related charges	1,331	1,756	3,492	2,356
Depreciation and amortization	862	827	1,127	1,150

EBITDA	$3,016	$1,347	$(2,597)	$540

Interest income	(40)	(45)	(55)	(66)
Amortization of nuclear fuel	71	55	93	74
Purchase accounting adjustments (a)	224	290	347	424
Impairment of goodwill	70	—	8,070	—
Impairment of assets and inventory write down (b)	2	502	710	502
EBITDA amount attributable to consolidated unrestricted subsidiaries	3	—	3	—
Unrealized net (gain) loss resulting from hedging transactions	(713)	221	(3,263)	1,796
Amortization of “day one” net loss on Sandow 5 power purchase agreement	(7)	—	(7)	—
Corporate depreciation, interest and income tax expenses included in SG&A expense	5	—	5	—
Losses on sale of receivables	9	22	17	33
Noncash compensation expense (c)	1	8	3	8
Severance expense (d)	9	1	10	1
Transition and business optimization costs (e)	22	30	26	39
Transaction and merger expenses (f)	3	1	12	1
Insurance settlement proceeds (g)	—	—	(21)	—
Restructuring and other (h)	(15)	32	(15)	34
Expenses incurred to upgrade or expand a generation station (i)	100	100	100	100

Adjusted EBITDA per Incurrence Covenant	$2,760	$2,564	$3,438	$3,486

Expenses related to unplanned generation station outages (i)	61	218	93	209
Other adjustments allowed to determine Adjusted EBITDA per Maintenance Covenant (j)	21	8	28	9

Adjusted EBITDA per Maintenance Covenant	$2,842	$2,790	$3,559	$3,704

(a)	Purchase accounting adjustments include amortization of the intangible net asset value of retail and wholesale power sales agreements, environmental credits, coal purchase contracts, nuclear fuel contracts and power purchase agreements and the stepped up value of nuclear fuel. Also include certain credits not recognized in net income due to purchase accounting.
(b)	Impairment of assets includes impairments of emission allowances and trade name intangible assets and impairment of the natural gas-fueled generation fleet.
(c)	Non-cash compensation expenses are accounted for under accounting standards related to stock compensation and exclude capitalized amounts.
(d)	Severance expense includes amounts incurred related to outsourcing, restructuring and other amounts deemed to be in excess of normal recurring amounts.
(e)	Transition and business optimization costs include professional fees primarily for retail billing and customer care systems enhancements and incentive compensation.
(f)	Transaction and merger expenses include costs related to the Merger, outsourcing transition costs and costs related to certain growth initiatives.
(g)	Insurance settlement proceeds include the amount received for property damage to certain mining equipment.
(h)	Restructuring and other for the twelve months ended September 30, 2008 includes a charge related to the bankruptcy of a subsidiary of Lehman Brothers Holdings Inc. and other restructuring initiatives and nonrecurring activities.
(i)	Expenses incurred to upgrade or expand a generation station reflect noncapital outage costs.
(j)	Primarily pre-operating expenses relating to Oak Grove and Sandow 5. 2008 amounts were not previously available.